UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 30, 2013

PDL BioPharma, Inc.

(Exact name of Company as specified in its charter)

000-19756
(Commission File Number)

Delaware	94-3023969
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation)

932 Southwood Boulevard
Incline Village, Nevada 89451
(Address of principal executive offices, with zip code)

(775) 832-8500
(Company’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Peter S. Garcia, Vice President, Chief Financial Officer and Acting Chief Accounting Officer

On April 30, 2013, PDL BioPharma, Inc. (the Company) announced its appointment of Peter S. Garcia as Vice President, Chief Financial Officer and Acting Chief Accounting Officer, effective May 13, 2013. Mr. Garcia will replace Mr. McLaughlin in his temporary role as Acting Chief Financial Officer and Acting Chief Accounting Officer.

Mr. Garcia brings more than 25 years of financial management experience to the position. From October 2011 until joining PDL, Mr. Garcia served as Chief Financial Officer of BioTime, Inc., a publicly traded biotechnology company, where he was responsible for global financial operations, including accounting, financial planning, investor relations, mergers and acquisitions and risk management. From 2009 to 2011, Mr. Garcia served as Chief Financial Officer and Secretary of Marina Biotech, Inc., a publicly traded biotechnology company. From 2004 to 2008, Mr. Garcia was the Chief Financial Officer of Nanosys Inc., a privately held nanotechnology company, where he led the efforts in raising the largest private nanotechnology company financing, $48 million, in 2005. From 2001 to 2004, Mr. Garcia was Chief Financial Officer of Nuvelo Inc., a publicly held biopharmaceutical company. Between 1996 and 2001 Mr. Garcia served as Chief Financial Officer of Novacept, IntraBiotics Pharmaceuticals and Dendreon Corp. From 1990 to1996, he was a financial executive with Amgen Inc. during its early days of commercializing therapeutics.

Mr. Garcia, age 52, graduated from Stanford University in 1983 with a Bachelor of Arts degree in economics and sociology with honors. In 1985, he earned his MBA from the University of California Los Angeles with a concentration in finance and accounting.

In connection with joining the Company, Mr. Garcia entered into an employment offer letter with the Company (the Offer Letter). Pursuant to the Offer Letter, Mr. Garcia is an at-will employee. Mr. Garcia’s base salary will be $390,000 and his annual target bonus opportunity is equal to 50% of his annual base salary, with the actual bonus amount earned dependent upon Company and individual performance. The Company extended Mr. Garcia a housing allowance of $4,000 per month for five years and will reimburse Mr. Garcia up to $10,000 for his actual moving expenses, transportation and incidental expenses related to moving proximate to our headquarters in Incline Village, Nevada. In addition, PDL will pay Mr. Garcia a signing bonus of $75,000 upon the occurrence of subsequent event, most likely to occur in June 2013 (the Signing Bonus).

On May 23, 2013, the Company will grant Mr. Garcia a long-term incentive award under our 2014 Long-Term Incentive Plan (a description of the plan was filed with the Securities and Exchange Commission in a Current Report on Form 8-K on January 29, 2013) comprised of two components: (i) the right to receive $245,000 in cash and (ii) a number of unvested restricted shares of PDL common stock with a value equal to $105,000 (based on the closing price of our common stock on May 23, 2013). Pursuant to the terms of the 2014 Long-Term Incentive Plan and subject to Mr. Garcia’s continued employment through December 12, 2014, the long-term incentive award will vest and become payable upon December 12, 2014.

In connection with his employment, Mr. Garcia will enter into our standard form of severance agreement (filed with the Securities and Exchange Commission as Exhibit 10.1 to Current Report on Form 8-K on May 26, 2011) (the Severance Agreement). If Mr. Garcia’s employment is terminated by the Company without “Cause” or he resigns for “Good Reason,” as those terms are defined in the Severance Agreement, Mr. Garcia will receive (a)(i) a lump sum cash payment equal to 100% of the sum of his annual base salary, (ii) 75% of his annual target bonus for the year in which separation occurs and (iii) 12 months of COBRA benefits and (b)(i) any unvested cash payments and equity awards under any long-term incentive plan in effect at the date of separation shall ratably accelerate, vest and pay in proportion to the time lapsed during the vesting period, as increased by any adjustments and milestones earned by the time of payment, and (ii) any accrued and unpaid dividends and interest on the then unvested equity awards shall vest and pay; provided that such payments will be contingent upon his signing a release of all claims against the Company. In the event that Mr. Garcia voluntarily resigns from the Company within three years of his hire date other than for “Good Reason,” Mr. Garcia is required to repay the Signing Bonus.

The Offer Letter is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. The foregoing description of the Offer Letter is qualified in its entirety by reference to Exhibit 10.1.

Item 8.01 Other Events.

On April 30, 2013, the Company issued a press release announcing Mr. Garcia’s appointment. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Offer Letter between the Company and Peter Garcia, executed March 27, 2013

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PDL BIOPHARMA, INC.
(Company)

By:	/s/ John P. McLaughlin
John P. McLaughlin
President, Chief Executive Officer and Acting
Chief Financial Officer

Dated: April 30, 2013

EXHIBIT INDEX

Exhibit No.	Description
10.1	Offer Letter between the Company and Peter Garcia, executed March 27, 2013

99.1	Press Release